Exhibit 10.1

Boxlight Corporation

2750 Premiere Parkway, Suite 900

Duluth, GA 30097

September 30, 2024

Dale Strang

60 Upper Toyon Dr

Kentfield, CA 94904

Re: Employment and Related Terms

Dear Dale:

On behalf of Boxlight Corporation, a Nevada corporation (the “Company”), we are pleased to extend to you this offer of employment as Chief Executive Officer (“CEO”) reporting to the Company’s Board of Directors (the “Board”).

Your employment is contingent upon your review, acknowledgment and agreement to abide by the Company’s employment policies.

Your employment with the Company shall be “at will” which means that you or the Company may terminate your employment at any time. The Company agrees to give you at least 60 days’ prior notice of termination. You agree to give the Board at least 60 days’ prior notice of a resignation.

The balance of this letter describes terms and conditions of our offer.

(1)	Duties.

(a)            Start Date. July 1, 2024.

(b)            Duties. You shall perform the services and have the duties as customarily associated with those of a Chief Executive Officer, and as may from time to time prescribed by the Board. You shall report to the Board and shall be subject to the direction and control of the Board. You shall travel as necessary to perform your duties, including to the Company’s offices.

(c)            Time. You shall devote your professional and business time, attention and energy to the business of the Company, as is necessary and appropriate to meet and further the interests of the Company. As used herein, the term “business” shall mean and include the development and selling of technology products and professional services to education and enterprise customers. Notwithstanding the foregoing, the Company understands you have other investments and interests that do not compete with the business of the Company, and you may continue to manage those investments and interest including (i) personal investments and affairs for you and your family; (ii) participate in industry, trade, professional, non-profit, community or philanthropic activities, serve on civic or charitable boards or committees, in each case to the extent that such activities do not materially interfere with the performance of your duties and are not in conflict with the business interests of the Company; and (iii) serve as a director of other for-profit external boards of directors that do not compete with the Company.

(d)            Resignation of All Other Positions. If requested by the Board, you agree to resign from all officer and board member positions that you hold with the Company or any of the Company’s subsidiaries and affiliates effective upon the termination of your employment. You shall execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations.

(2)	Compensation and Benefits.

(a)            Base Salary. Your annual base salary (“Base Salary”) will be $400,000, less any applicable withholdings, and paid consistent with the Company’s standard payroll policies.

(b)            Annual Incentive Bonus. You shall be eligible to receive an annual incentive bonus (“Incentive Bonus”). Your target Incentive Bonus amount for a particular fiscal year of the Company shall be $400,000 (the “Target Bonus Amount”); provided that your actual Incentive Bonus amount for a particular fiscal year shall be determined by the Board (or compensation committee thereof, if constituted) in its sole and unfettered discretion based on performance objectives (which shall include corporate and individual objectives) established by the Board (or a compensation committee thereof) with respect to that particular fiscal year, and may be greater or less than the Target Bonus Amount. The Incentive Bonus shall be paid to you in a lump-sum, less such payroll deductions as are required by law, not later than seventy-five (75) days after the end of the calendar year for which the bonus is payable and otherwise in accordance with applicable bonus policies of the Company, as modified from time to time. You must be actively employed by the Company throughout the applicable bonus measurement period and shall not have given notice of termination, or been given notice by the Company of the termination of your employment for Cause (as set forth below) where such breach giving rise to Cause is not cured, at any time during the applicable bonus measurement period to be eligible to receive the Bonus.

In addition to the Annual Incentive Bonus, you will be eligible to participate in any and all other bonus and long-term incentive plans from time to time in effect for senior executives of the Company generally.

(c)           Long-Term Cash Incentive Compensation. You will be granted Long Term Cash Incentive Compensation valued at $400,000. The Long Term Cash Incentive Compensation shall be subject to all rules and requirements to be set forth in an award agreement and any governing plans in effect. Notwithstanding the foregoing, the Long Term Cash Incentive compensation issued pursuant to this Section 2(c) shall immediately stop vesting on the date that you cease acting as the CEO of the Company.

(d)           Paid Time Off. You shall be entitled to take paid time off in accordance with the Company’s applicable paid time off policy for senior executives, as may be in effect from time to time.

(e)           Benefits. You will be eligible to receive such benefits as are provided to senior executives of the Company, including health insurance, 401(k) and any other generally available benefits.

(f)            Payments Upon Termination. Upon termination of your employment for any reason you will receive all accrued and unpaid Base Salary, earned but unpaid Incentive Bonus, all earned but unused PTO based on your Base Salary in effect at the time of your termination of employment, reimbursement for reasonable business expenses incurred prior to your termination of employment in accordance with Section 3 hereof and, to the extent required by applicable law, the Company will pay or otherwise provide for any benefits, payments or continuation of coverage or conversion rights in accordance with the terms of any benefit plan in which you and/or your dependents participate (“Accrued Obligations”). In the event that your employment is terminated by the Company without Cause (as defined below) you shall be entitled to receive in addition to the Accrued Obligations the following payments from the Company: (i) twelve (12) months of your then current Base Salary to be paid over a period of twelve (12) months, payable in regular installments in accordance with the Company’s regular payroll practices; (iii) the earned portion, if any, of the Annual Bonus based on your termination date for the fiscal year in which your employment is terminated paid in a lump sum within thirty (30) days after the date of termination; and (iv) if you elect to receive COBRA continuation coverage under the Company’s group health, dental and/or vision plans for yourself and your eligible dependents, the Company will continue to contribute to the COBRA premium cost of your continuation coverage under the Company’s group medical and dental plans the amount that it contributes toward comparable coverage of active senior executives of the Company under its group health, dental and/or vision plans for a period of up to twelve (12) months, provided, however, that such contribution to the cost of your COBRA premiums will cease when your COBRA continuation coverage ends or at the end of such twelve (12) month period (subsections i-iv collectively, “Severance Benefits”). Such Severance Benefits shall be conditioned upon and subject to you signing a general release of claims against the Company and its affiliates and agreement not to solicit customers and employees of the Company in form acceptable to the Company (the “General Release”) and such General Release becoming final, binding and irrevocable within 60 days after the date of your termination of employment. Any Severance Benefits that would otherwise be payable to you if the General Release had become final, binding and irrevocable, on your termination date will be suspended and paid to you on the next regularly scheduled pay date after the General Release becomes final, binding and irrevocable; provided that, if the time period set forth above to execute and not revoke the General Release spans two calendar years, then any payment otherwise to be made in accordance with this Section shall be made in the later of the two years.

(3)            Expense Reimbursement. You are authorized to incur, and shall be entitled to receive prompt reimbursement by the Company for, all reasonable expenses you incur in performing your duties and carrying out your responsibilities to the Company, including business meals, entertainment, and travel expenses, provided that you comply with all of the applicable expense reimbursement policies of the Company.

(4)            Definition of Cause. For purposes of this offer letter, “Cause” shall mean (i) your conviction of or plea of nolo contendere to a felony or other crime involving moral turpitude (other than one involving a motor vehicle); (ii) your fraud, theft or embezzlement committed with respect to the Company; (iii) your willful and continued failure to perform your material duties to the Company or (iv) your willful and material violation of the Company’s policies regarding employee conduct, business ethics or employee health and safety; provided, however, that the Company may terminate your employment hereunder for “Cause” within the meaning of clause (iii) or (iv) only after the Board has provided written notice to you of the conduct and, if such conduct is capable of being cured, you shall not have cured within thirty (30) days following the effectiveness of such notice; and provided, further, that “Cause” (including, without limitation, any “Cause” under clause (iii) above) shall not include any act or omission reasonably believed by you in good faith to have been in and not opposed to the best interests of the Company (without intent to gain, directly or indirectly, a profit to which you were not legally entitled).

(5)            Excess Parachute Excise Tax. Anything in this letter to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (including any acceleration) by the Company or any entity which effectuates a transaction described in Section 280G(b)(2)(A)(i) of the Internal Revenue Code (the “Code”) to or for your benefit (whether pursuant to the terms of this letter or otherwise, but determined before application of any reductions required pursuant to this Section 5 (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or you incur any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company will automatically reduce such Payments to the extent, but only to the extent, necessary so that no portion of the remaining Payments will be subject to the Excise Tax, unless the amount of such Payments that you would retain after payment of the Excise Tax and all applicable Federal, state and local income taxes without such reduction would exceed the amount of the Payments that you would retain after payment of all applicable Federal, state and local taxes after applying such reduction.

(6)            Section 409A of the Internal Revenue Code. The payments and benefits described in this letter are intended to comply with, or be exempt from, Section 409A of the Code and, accordingly, to the maximum extent permitted, this letter shall be construed and interpreted in accordance with such intent. Your termination of employment (or words to similar effect) shall not be deemed to have occurred for purposes of this letter unless such termination of employment constitutes a “separation from service” within the meaning of Code Section 409A and the regulations and other guidance promulgated thereunder.

(a)            Notwithstanding any provision in this letter to the contrary, if you are deemed on the date of your separation from service to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Company from time to time, or if none, the default methodology set forth in Code Section 409A, then with regard to any payment or the providing of any benefit that constitutes “nonqualified deferred compensation” pursuant to Code Section 409A and the regulations issued thereunder that is payable due to your separation from service, to the extent required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided to you prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of your separation from service, and (ii) the date of your death (the “Delay Period”). On the first day of the seventh month following the date of your separation from service or, if earlier, on the date of your death, all payments delayed pursuant to this Section 6 will be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this letter will be paid or provided in accordance with the normal payment dates specified for them herein.

(b)            To the extent any reimbursement of costs and expenses provided to you pursuant to this letter constitutes taxable income for Federal income tax purposes, such reimbursements shall be made as soon as practicable after you provide proper documentation supporting reimbursement but in no event later than December 31 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred. With regard to any reimbursement of expenses or in-kind benefits provided to you, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(c)            If under this letter, any amount is to be paid to you in two or more installments, each such installment shall be treated as a separate payment for purposes of Section 409A of the Code.

(7)            Non-Disparagement. You agree during your employment and thereafter not to disparage the Company, and/or the Company’s attorneys, directors, managers, partners, employees, agents and affiliates, in any manner likely to be harmful to them or their business, business reputation or personal reputation.

(8)            Severability. The parties agree that if any provision of this letter agreement is found to be unenforceable to any extent or in violation of any attribute, rule, regulation or common law, it will not affect the enforceability of the remaining provisions and the court shall enforce the affected provision and all remaining provisions to the fullest extent permitted by law.

(9)            Indemnification. Throughout the time you serve as the CEO, the Company hereby agrees to maintain officers and directors’ liability insurance with one or more recognized insurance carriers in an amount of not less than Ten Million ($10,000,000) and to cover you under all of such policies and to provide indemnity to you, in your capacity described in this letter, to the fullest extent provided under Nevada law as provided herein. In addition, throughout the period of time that you serve as the CEO, the Company hereby agrees to indemnify, defend and hold you and your affiliates harmless and, if applicable, the directors, officers, shareholders, employees, attorneys, accountants, agents and representatives of any affiliate of you and your heirs, successors and assigns of you and your affiliates (collectively, the “Indemnified Parties”) to the fullest extent permitted under Nevada law, from and against any and all claims, liabilities, costs, expenses, including without limitation the payment by the Company of all legal fees, court costs and filing fees, as incurred by you (collectively, “Claims”), based upon, arising out of or otherwise in respect of (i) any act of omission or commission by the Company or its board of directors, (ii) the failure of the Company to perform or observe fully any covenant, agreement or provision to be performed or observed by the Company to any third party, or (iii) any third-party Claim arising out of or in connection with the operation of the business of the Company. For the sake of clarity, this provision does not apply to any claims brought by you against the Company or any claims brought by the Company against you.

(10)          Entire Agreement; Amendment. This letter embodies the entire agreement and understanding between the parties hereto with respect to the matters covered hereby and supersedes the letter agreement between you and the Company dated April 29, 2024. Only an instrument in writing executed by the parties hereto may amend this letter agreement.

(11)            Successors and Assigns. This letter will be binding upon and inure to the benefit of any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this letter for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. The Company shall require its respective successors to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(12)            Recoupment. You shall be required to repay incentive pay received throughout your employment to the Company as described in this Section 12, and the Company may offset payments otherwise due and payable under this letter by the amounts required to be repaid under this Section 12. Repayment of incentive pay shall be required if, and to the extent that, the Compensation Committee of the Board determines, in its sole discretion, that repayment is due on account of a restatement of the Company’s financial statements or otherwise pursuant to any clawback or compensation recoupment policy as may be in effect or amended from time to time.

(13)            Governing Law. This letter agreement shall be governed and construed in accordance with the laws of the State of Nevada.

(14)            Counterparts. This letter may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

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Dale, we are delighted to extend this offer of employment to you and look forward to working with you. To accept this offer, please countersign this letter agreement in the space provided below and return a copy to me at your earliest convenience.

Sincerely,

BOXLIGHT CORPORATION

By:	/s/ Wayne Jackson
Wayne Jackson, Director

I HAVE CAREFULLY READ THIS LETTER REGARDING MY EMPLOYMENT WITH BOXLIGHT CORPORATION AND MY SIGNATURE HERETO REFLECTS MY UNDERSTANDING AND FULL AGREEMENT WITH ITS TERMS.

By:	/s/ Dale Strang
Dale Strang

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